Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated February 4, 2014

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February 2014

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JPMORGAN ETF EFFICIENTE DS 5 INDEX PERFORMANCE DETAILS

JPMorgan ETF Efficiente DS 5 Index Performance Details

J.P. Morgan ETF Efficiente DS 5 Index (the "Index") Performance – Bloomberg EEJPDS5E Index

2004	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	1.57%	1.29%	0.80%	-4.40%	-0.41%	0.03%	-0.38%	2.68%	2.77%	3.14%	0.06%	1.15%	8.38%
2005	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	-2.25%	2.43%	-2.60%	-0.54%	1.10%	0.97%	1.06%	0.71%	-0.12%	-2.46%	0.90%	2.67%	1.70%
2006	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	2.90%	-0.35%	0.81%	1.03%	-1.85%	-0.79%	0.34%	1.03%	-0.34%	1.92%	1.79%	-0.78%	5.76%
2007	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	1.29%	-1.12%	-0.57%	1.19%	0.31%	-1.76%	-1.37%	-0.23%	2.28%	2.85%	-0.23%	-0.52%	2.03%
2008	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	1.25%	2.30%	-1.28%	0.17%	0.32%	0.37%	-1.45%	-1.05%	-1.84%	-3.52%	2.79%	4.65%	2.46%
2009	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	-2.95%	-0.59%	0.54%	-0.74%	3.07%	0.04%	2.80%	0.65%	3.36%	-0.15%	2.89%	-1.80%	7.10%
2010	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	-0.33%	0.05%	2.17%	2.95%	-1.59%	1.26%	0.91%	3.63%	0.68%	0.33%	-1.32%	0.59%	9.60%
2011	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	-0.33%	2.35%	0.05%	1.73%	-1.37%	-1.19%	3.96%	2.30%	-0.11%	1.36%	0.42%	0.83%	10.33%
2012	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	1.07%	0.40%	-1.28%	1.37%	-0.52%	0.78%	2.51%	0.08%	-0.02%	-0.40%	0.86%	0.90%	5.84%
2013	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	-0.51%	0.21%	0.42%	2.30%	-3.95%	-0.89%	1.27%	-1.68%	0.82%	1.39%	1.17%	1.04%	1.45%
2014	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
EEJPDS5E Index	-2.06%												-2.06%

Please see key risks on the next page for additional information. Source: J.P. Morgan. Past performance is not a guide to future performance. "EEJPDS5E Index" refers to the performance of J.P. Morgan ETF Efficiente DS 5 Index (Bloomberg: EEJPDS5E Index)(the "Index"). The levels of the Index incorporate an adjustment factor of 1.0% per annum.

Hypothetical, historical performance measures: Represents the monthly and full calendar year performance of the Index based on as applicable to the relevant measurement period, the hypothetical back tested daily closing levels from December 31, 2003 through September 24, 2012, and the actual historical performance of the Index based on daily closing levels from September 25, 2012 through January 31, 2014. YTD reflects the year to date performance of the Index from the last business day of the previous calendar year through, and including June 28, 2013. The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment linked to the Index will or is likely to achieve returns similar to those shown. Alternative modelling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the table above.

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J.P.Morgan

Key Risks

[]   There are risks associated with a momentum -based investment strategy - The
     Index is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Index may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.

[]   The Index may not achieve its target volatility -- The exposure of the
     Index to the synthetic portfolio of Basket Constituents is determined by a two-step process composed of

1)   a monthly selection process to determine the weighting assigned to each
     Basket Constituent in the synthetic portfolio, and

2)   a daily adjustment of the exposure to the synthetic portfolio intended to achieve a target annualized volatility of 5% on a daily basis. The monthly weights and daily adjustments are based on the historical volatility of the synthetic portfolio and are subject to certain constraints. However, there is no guarantee that historical trends will continue in the future.
     Accordingly, the actual realized annualized volatility of the Index may be greater than or less than 5%, which may adversely affect the level of the
     Index.

[]   The daily adjustment of the exposure of the index to the synthetic portfolio of basket constituents may impact performance -- Due to the daily exposure adjustments, the Index may fail to realize gains due to price appreciation of the synthetic portfolio at a time when the exposure is less than 100% or may suffer increased losses due to price depreciation of the synthetic portfolio when the exposure is above 100%. As a result, the Index may underperform an index that does not include a daily exposure adjustment.

[]   The Index may be partially uninvested -- The aggregate weight of the Cash
     Index at any given time represents the portion of the synthetic portfolio that is uninvested. In addition, when the exposure of the Index to the synthetic portfolio is less than 100%, a portion of the synthetic portfolio will be uninvested. The Index will reflect no return for any uninvested portion.

[]   Our affiliate, J.P. Morgan Securities plc, is the calculation agent for the
     Index and may adjust the Index in a way that affects its level--The policies and judgments for which J.P. Morgan Securities plc, is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment. J.P. Morgan Securities plc is under no obligation to consider your interest as an investor with returns linked to the Index.

[]   The Index may not be successful and may not outperform any alternative strategy.

[]   The Index comprises notional assets and liabilities and therefore there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.

[]   The Index rebalances monthly and applies weighting caps to the Basket
     Constituents and sectors.

[]   The Index may be subject to increased volatility due to the use of leverage.

[]   Changes in the value of the Basket Constituents may offset each other, and correlation of performances among the Basket Constituents may reduce the performance of the Index.

[]   An investment linked to the Index is subject to risks associated with
     non-U.S securities markets, such as emerging markets and currency exchange risk.

[]   The Index was established on September 25, 2012 and has a limited operating history.

DISCLAIMER

JPMorgan Chase and Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the "SEC")
for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, underlying supplement, the relevant termsheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan,
any agent or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement, underlying supplement and termsheet or pricing supplement, if you so request by calling toll-free (800) 576 3529. Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No. 333-177923

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